Exhibit 99.1

Press Release

Bio-Rad Reports First-Quarter 2015 Financial Results

HERCULES, CA - May 5, 2015 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, announced financial results today for the first quarter ended March 31, 2015.

First-quarter reported revenues were $472.8 million, down 7.2% compared to $509.3 million reported for the first quarter of 2014. On a currency-neutral basis, quarterly revenues increased 1.4% compared to the same period last year. First-quarter 2015 gross margin was 57.1% compared to 54.0% during the same quarter last year. The year-over-year increase in gross margin in the first quarter was the result of favorable sales mix and improved manufacturing variances in the first quarter of 2015, as well as benefits from the consolidation and closure of certain facilities during 2014.

Net income for the first quarter of 2015 was $17.8 million, or $0.61 per share on a fully diluted basis compared to $6.7 million or $0.23 per share during the same period last year. In addition to gross margin gains, the year-over-year increase in net income was also helped by the absence of a nonrecurring expense accrued in the first quarter of 2014.

The effective income tax rate for the first quarter of 2015 was 33% compared to the tax rate for the first quarter of 2014 of 54%. The higher tax rate in 2014 was primarily due to higher unbenefitted losses in foreign jurisdictions relative to lower pretax income.

“Currency headwinds mask what was otherwise a respectable performance in the first quarter this year,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “With the completion of our new more globalized management structure, we look forward to improvements in operational efficiency.”

Life Science
The Life Science segment net sales for the first quarter of 2015 were $155.9 million, down 3.4% compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased 4.0% compared to the first quarter in 2014. Results from the first quarter benefitted from increased sales of our Droplet Digital™ PCR, process media, and cell biology products. The currency-neutral sales increase, which reflected strength primarily in North American and European markets, was somewhat offset by slower sales in Asia.

Clinical Diagnostics
Net sales for the Clinical Diagnostics segment in the first quarter of 2015 were $313.6 million, down 8.9% compared to the first quarter for 2014. On a currency-neutral basis, net sales increased 0.2% compared to the same period last year. Performance of the Clinical Diagnostics segment in the first quarter benefitted from sales of quality control and immunology products. While sales increased in North America, Eastern Europe, and China in the first quarter of 2015, sales in European markets continue to experience consolidation and pricing pressures.

Management will discuss these results in a conference call at 2 PM Pacific Daylight Time (5 PM Eastern Daylight Time) May 5, 2015. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., passcode: 21291896. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at www.bio-rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs more than 7,600 people worldwide and had revenues exceeding $2.1 billion in 2014. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding our improved operational efficiency and future financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “anticipate,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include recent changes to our global organizational structure and executive management team, difficulties in implementing our global enterprise resource planning system, our ability to develop and market new or improved products according to our business plan, our ability to compete effectively, product quality and liability issues, supply chain issues, reductions in government funding or capital spending of our customers, changes in the healthcare industry, international legal and regulatory risks, foreign currency exchange fluctuations, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President, Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Net sales	$472,821	$509,344
Cost of goods sold	202,715	234,055
Gross profit	270,106	275,289
Selling, general and administrative expense	188,555	202,275
Research and development expense	47,202	52,543
Income from operations	34,349	20,471
Interest expense	5,002	3,857
Foreign currency exchange losses, net	3,806	2,737
Other (income) expense, net	(1,153)	(661)
Income before income taxes	26,694	14,538
Provision for income taxes	(8,876)	(7,870)
Net income	$17,818	$6,668

Basic earnings per share:
Net income per basic share	$0.61	$0.23
Weighted average common shares - basic	29,092	28,791

Diluted earnings per share:
Net income per diluted share	$0.61	$0.23
Weighted average common shares - diluted	29,289	29,059

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
Current assets:
Cash and cash equivalents	$425,728	$413,251
Short-term investments	284,958	284,384
Accounts receivable, net	342,223	377,640
Inventories, net	478,375	470,997
Other current assets	170,560	170,095
Total current assets	1,701,844	1,716,367

Property, plant and equipment, net	428,300	428,836
Goodwill, net	503,422	500,441
Purchased intangibles, net	242,970	254,228
Other investments	400,262	389,309
Other assets	49,398	52,097
Total assets	$3,326,196	$3,341,278

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$250,813	$282,034
Current maturities of long-term debt	264	265
Income and other taxes payable	31,926	35,165
Other current liabilities	133,879	129,297
Total current liabilities	416,882	446,761

Long-term debt, net of current maturities	435,661	435,710
Other long-term liabilities	275,140	273,652
Total liabilities	1,127,683	1,156,123

Total stockholders’ equity	2,198,513	2,185,155
Total liabilities and stockholders’ equity	$3,326,196	$3,341,278

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Cash received from customers	$478,479	$544,447
Cash paid to suppliers and employees	(453,986)	(471,452)
Interest received (paid), net	471	(292)
Income tax refunds (payments)	1,503	(6,909)
Other operating activities	2,979	(224)
Net cash provided by operating activities	29,446	65,570
Cash flows from investing activities:
Payments for purchases of long-term investments	(895)	(1,364)
Other investing activities	(27,096)	(34,206)
Net cash used in investing activities	(27,991)	(35,570)
Cash flows from financing activities:
Payments on long-term borrowings	(66)	(66)
Other financing activities	(265)	3,556
Net cash (used in) provided by financing activities	(331)	3,490
Effect of foreign exchange rate changes on cash	11,353	(534)
Net increase in cash and cash equivalents	12,477	32,956
Cash and cash equivalents at beginning of period	413,251	331,551
Cash and cash equivalents at end of period	$425,728	$364,507

Reconciliation of net income to net cash provided by operating activities:
Net income	$17,818	$6,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,283	36,671
Changes in working capital	(20,619)	22,338
Other	(36)	(107)
Net cash provided by operating activities	$29,446	$65,570